Pricing Supplement No. G258
To the Underlying Performance Supplement dated July 16, 2019,

Underlying Supplement dated October 2, 2018,
Product Supplement No. I–G dated October 4, 2017,
Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 July 24, 2019

Financial Products

$47,000 CS Autocallable Notes due July 29, 2026 Linked to the Performance of the Credit Suisse RavenPack AIS Balanced 5% ER Index

•	Investors will not receive any interest or dividend payments.
•	The securities are linked to the Credit Suisse RavenPack AIS Balanced 5% ER Index (the “Underlying”), which is designed to provide exposure to a hypothetical “balanced” portfolio while targeting a realized daily volatility of 5%. By “balanced” we mean the Underlying’s hypothetical portfolio may, under certain circumstances include both:

• equity exposure, in the form of large-cap U.S. equities included in the Credit Suisse RavenPack AIS Index described in this pricing supplement, the accompanying underlying performance supplement and the accompanying underlying supplement; and

• fixed income exposure, in the form of U.S. Treasury note futures contracts tracked by the Fixed Income Indices described in this pricing supplement, the accompanying underlying performance supplement and the accompanying underlying supplement.

“Balanced” does not imply any risk adjusted diversified asset class allocation or actual balance among asset classes. See “Selected Risk Considerations—There are risks related to the Underlying” herein and “Selected Risk Considerations” in the accompanying underlying supplement.

•	If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and investors will receive a cash payment for each $1,000 principal amount of securities equal to $1,000 plus the Automatic Redemption Premium applicable to that Trigger Observation Date, as set forth below.
•	If the securities are not automatically redeemed, and the Final Level is greater than the Initial Level, investors will receive the principal amount of their investment plus a return based on the leveraged upside performance of the Underlying. If the Final Level is equal to or less than the Initial Level, investors will receive the principal amount of their investment.
•	Senior unsecured obligations of Credit Suisse maturing July 29, 2026. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the securities was determined on July 24, 2019 (the “Trade Date”), and the securities are expected to settle on July 29, 2019 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying performance supplement, the underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$45	$955
Total	$47,000	$1,865	$45,135

(1) Certain fiduciary accounts may pay a purchase price of at least $955 per $1,000 principal amount of securities.

(2) We or any Agent (as defined in “Supplemental Plan of Distribution (Conflicts of Interest)”) will pay varying discounts and commissions of up to $45 per $1,000 principal amount of securities, for total discounts and commissions of $1,865. The Agents will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $948.30 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse	Incapital LLC

July 24, 2019

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlying:	The securities are linked to the performance of the Credit Suisse RavenPack AIS Balanced 5% ER Index. Credit Suisse International (“CSI”), an affiliate of ours, is the “Index Calculation Agent” and the “Index Sponsor.” For more information on the Underlying, see “The Underlying” herein, the accompanying underlying performance supplement and “The Credit Suisse RavenPack AIS Balanced 5% ER Index” in the accompanying underlying supplement. The Underlying is identified in the table below, together with its Bloomberg ticker symbol and Initial Level.
	Underlying	Ticker	Initial Level
	Credit Suisse RavenPack AIS Balanced 5% ER Index	CSRPAISB <Index>	222.3537

Automatic Redemption:	If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and you will receive a cash payment for each $1,000 principal amount of securities equal to $1,000 plus the Automatic Redemption Premium applicable to that Trigger Observation Date (the “Automatic Redemption Amount”). Payment will be made in respect of such redemption on the immediately following Automatic Redemption Date, and no further payments on the securities will be made.
Trigger Event:	A Trigger Event will occur if, on any Trigger Observation Date, the closing level of the Underlying on such Trigger Observation Date is equal to or greater than the Trigger Level.
Trigger Observation Dates:	As set forth in the table below. Each Trigger Observation Date is subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Key Dates and Trigger Levels:	The Trigger Observation Dates, the Trigger Levels applicable to each Trigger Observation Date and the Automatic Redemption Dates are set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Trigger Observation Date	Automatic Redemption Date	Trigger Level
July 24, 2020	July 29, 2020	229.024311 (103% of Initial Level)
July 26, 2021	July 29, 2021	235.694922 (106% of Initial Level)
July 25, 2022	July 28, 2022	242.365533 (109% of Initial Level)
July 24, 2023	July 27, 2023	249.036144 (112% of Initial Level)
July 24, 2024	July 29, 2024	255.706755 (115% of Initial Level)
July 24, 2025	July 29, 2025	262.377366 (118% of Initial Level)

Upside Participation Rate:	150%
Automatic Redemption Premium Rate:	5% per annum
Automatic Redemption Premium:	For each $1,000 principal amount of securities you hold:
• $50 if a Trigger Event occurs on the first Trigger Observation Date
• $100 if a Trigger Event occurs on the second Trigger Observation Date
• $150 if a Trigger Event occurs on the third Trigger Observation Date
• $200 if a Trigger Event occurs on the fourth Trigger Observation Date
• $250 if a Trigger Event occurs on the fifth Trigger Observation Date
• $300 if a Trigger Event occurs on the sixth Trigger Observation Date
Redemption Amount:	At maturity, if the securities are not automatically redeemed, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Security Performance Factor:	• If the Final Level is greater than the Initial Level, the Security Performance Factor will equal the product of (i) the Upside Participation Rate and (ii) the Underlying Return.
• If the Final Level is equal to or less than the Initial Level, the Security Performance Factor will equal zero.
Underlying Return:	Final Level – Initial Level Initial Level

Initial Level:	The closing level of the Underlying on the Trade Date, as set forth in the table above.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:	July 24, 2026, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	July 29, 2026, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Event of Default and Acceleration:	In case an event of default (as described in the accompanying prospectus) with respect to any issuance of securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the Calculation Agent and will equal, for each security, the amount to be received on the Maturity Date, calculated as though the date of acceleration were the Valuation Date.
CUSIP:	22552FM33

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying performance supplement dated July 16, 2019, the underlying supplement dated October 2, 2018, the product supplement dated October 4, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Performance Supplement dated July 16, 2019: https://www.sec.gov/Archives/edgar/data/1053092/000095010319009352/dp109785_424b3-rpf.htm

•	Underlying Supplement dated October 2, 2018: https://www.sec.gov/Archives/edgar/data/1053092/000095010318011482/dp96276_424b2-rpus.htm

•	Product Supplement No. I–G dated October 4, 2017: https://www.sec.gov/Archives/edgar/data/1053092/000095010317009709/dp81337_424b2-psg.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying performance supplement, the underlying supplement, the product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control. In addition, we incorporate by reference into this pricing supplement any future underlying performance supplement for the Credit Suisse RavenPack AIS Balanced 5% ER Index that we file with the SEC from the date of this pricing supplement until the offering of the securities is completed. You may access the most recently filed underlying performance supplement by clicking on the following hyperlink: https://notes.credit-suisse.com/api/DocFile/GetLegalDocs?isin=PRM-CSRPAISB&doctype=FS.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and description of the Underlying and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Hypothetical Redemption Amounts and Automatic Redemption Amounts

The tables and examples below illustrate hypothetical payments upon Automatic Redemption and Redemption Amounts payable at maturity, as applicable, on a $1,000 investment in the securities for a hypothetical range of scenarios. The tables and examples assume that the Upside Participation Rate is 150% and the Automatic Redemption Premiums applicable to each Trigger Observation Date are set forth in “Key Terms” herein. The actual Upside Participation Rate, Trigger Levels and Automatic Redemption Premiums are set forth in “Key Terms” herein.

The examples are intended to illustrate hypothetical calculations of the payment upon Automatic Redemption and the Redemption Amount payable at maturity, as applicable, and are provided for illustration purposes only. The actual Automatic Redemption Amounts or the Redemption Amount payable at maturity, as applicable, that a purchaser of the securities will receive will depend on several variables, including, but not limited to (a) whether the closing level of the Underlying is equal to or greater than the Trigger Level on any Trigger Observation Date and (b) the Final Level. It is not possible to predict whether a Trigger Event will occur. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and the examples below have been rounded for ease of analysis.

TABLE 1: The securities are not automatically redeemed.

Underlying Return	Security Performance Factor	Redemption Amount per $1,000 Principal Amount of Securities
100%	150%	$2,500
90%	135%	$2,350
80%	120%	$2,200
70%	105%	$2,050
60%	90%	$1,900
50%	75%	$1,750
40%	60%	$1,600
30%	45%	$1,450
20%	30%	$1,300
10%	15%	$1,150
0%	0%	$1,000
−10%	0%	$1,000
−20%	0%	$1,000
−30%	0%	$1,000
−40%	0%	$1,000
−50%	0%	$1,000
−60%	0%	$1,000
−70%	0%	$1,000
−80%	0%	$1,000
−90%	0%	$1,000
−100%	0%	$1,000

TABLE 2: The securities are automatically redeemed.

Trigger Observation Date on which a Trigger Event occurs	Automatic Redemption Premium applicable to the Trigger Observation Date	Cash payment per $1,000 principal amount of securities
First Trigger Observation Date	$50	$1,050
Second Trigger Observation Date	$100	$1,100
Third Trigger Observation Date	$150	$1,150
Fourth Trigger Observation Date	$200	$1,200
Fifth Trigger Observation Date	$250	$1,250
Sixth Trigger Observation Date	$300	$1,300

Example 1:

The securities are not automatically redeemed and level of the Underlying increases by 20% from the Initial Level to the Final Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

Security Performance Factor	=	Upside Participation Rate × Underlying Return
	=	150% × 20%
	=	30%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 1.30
	=	$1,300

Because the Final Level is greater than the Initial Level, the Security Performance Factor is equal to the Underlying Return times the Upside Participation Rate.

Example 2:

The level of the Underlying decreases by 20% from the Initial Level to the Final Level. Because the Final Level is equal to or less than the Initial Level, at maturity you would receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Selected Risk Considerations” section of the accompanying underlying performance supplement, in the “Selected Risk Considerations” section of the accompanying underlying supplement and the “Risk Factors” section of the accompanying product supplement.

There Are Risks Related to the Underlying

Because the securities are linked to the Underlying, the securities are subject to the risks related to the Underlying. These include, without limitation:

•	THE UNDERLYING DOES NOT ATTEMPT TO ACHIEVE A BROAD OR “BALANCED” ASSET CLASS DIVERSIFICATION — “Balanced” is not meant to imply broad or balanced diversification across asset classes leading to risk mitigation. The Underlying does not attempt to achieve a broad asset class diversification, and in some instances may have only equity exposure.

•	THE UNDERLYING HAS LIMITED HISTORY AND MAY PERFORM IN UNEXPECTED WAYS — The Underlying was launched on October 6, 2017. Because the Underlying is of recent origin with limited performance history, an investment linked to the Underlying may involve a greater risk than an investment linked to one or more underlyings with an established record of performance.

•	AN INDEX FEE OF 0.50% PER ANNUM IS DEDUCTED IN THE CALCULATION OF THE UNDERLYING — The index fee will place a drag on the performance of the Underlying, offsetting any appreciation of its portfolio, exacerbating any depreciation of its portfolio and causing the level of the Underlying to decline steadily if the value of its portfolio remains relatively constant. The Underlying will not participate in any appreciation of its portfolio unless it is sufficiently great to offset the negative effects of the index fee, and then only to the extent that the favorable performance of its portfolio is greater than the index fee (and subject to the volatility-targeting feature). As a result of this deduction, the level of the Underlying may decline even if its portfolio appreciates.

•	THE UNDERLYING MAY FAIL TO MAINTAIN ITS VOLATILITY TARGET AND MAY EXPERIENCE LARGE DECLINES AS A RESULT — Because this exposure adjustment is backward-looking based on realized volatility over a prior period, because past volatility may not be predictive of future volatility and because there is a time lag between when volatility occurs and when the Underlying rebalances its portfolio, there may be a time lag before a sudden increase in the volatility of the portfolio of component indices is sufficiently reflected in the exposure to the portfolio of component indices to result in a meaningful reduction in realized volatility.

•	THE VOLATILITY-TARGETING FEATURE MAY CAUSE THE UNDERLYING TO PERFORM POORLY IN TEMPORARY MARKET CRASHES — The Underlying may not meaningfully reduce its exposure to the Underlying’s hypothetical portfolio until a crash has already occurred, and by the time the reduced exposure does take effect, the recovery may have already begun.

•	THE VOLATILITY-TARGETING FEATURE COULD CAUSE THE UNDERLYING TO SIGNIFICANTLY UNDERPERFORM ITS PORTFOLIO IN RISING EQUITY MARKETS — The Underlying will have less than 100% exposure to the Underlying’s hypothetical portfolio at any time when realized volatility of the Underlying’s hypothetical portfolio is greater than the Underlying’s volatility target of 5%.

•	THE UNDERLYING’S VOLATILITY TARGET IS ARBITRARY — The Underlying’s target realized volatility of 5% is one of many volatility targets that CSI could have selected and may not be the optimal target volatility for the Underlying.

•	THE UNDERLYING’S DECAY FACTORS ARE ARBITRARY — The decay factors were chosen arbitrarily by CSI out of many decay factors that CSI could have selected, and may not be the optimal decay factors to use for the Underlying.

•	CALCULATING THE PRELIMINARY WEIGHT OF THE CREDIT SUISSE RAVENPACK AIS INDEX IN THE UNDERLYING’S PORTFOLIO BASED ON THE ARITHMETIC AVERAGE OF THE SHORT-TERM AND LONG-TERM REALIZED VOLATILITIES OF THE CREDIT SUISSE RAVENPACK AIS INDEX IS ARBITRARY — This averaging of short-term realized volatility and long-term realized volatility is arbitrary and may dampen or heighten the calculated realized volatility of the Credit Suisse RavenPack AIS Index compared to other methods of calculating volatility such as implied volatility, which is an estimation of future volatility and may better reflect market volatility expectation.

•	A SIGNIFICANT PORTION OF THE UNDERLYING MAY BE HYPOTHETICALLY ALLOCATED TO NON-REMUNERATING CASH, WHICH MAY DAMPEN RETURNS — At any time when the Underlying has less than 100% exposure to the Underlying’s hypothetical portfolio, a portion of the Underlying (corresponding to the difference between the exposure to the Underlying’s hypothetical portfolio and 100%) will be hypothetically allocated to non-remunerating cash and will not accrue any interest or other return.

•	PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE AND THERE IS NO ASSURANCE THAT THE STRATEGIES ON WHICH THE UNDERLYING IS BASED WILL BE SUCCESSFUL — We cannot predict the future performance of the Underlying and there is no assurance that the strategy on which the Underlying is based will be successful in producing positive returns.

•	THERE CAN BE NO ASSURANCE THAT THE PERFORMANCE OF THE UNDERLYING OVER TIME WILL APPROXIMATE THE RETURN OF THE RELEVANT STRATEGY OR ANY OTHER STRATEGY — The composition of the Underlying at any time is determined by the allocation methodology, and is not actively managed by the Index Sponsor. There can be no assurance that the performance of the Underlying over time will approximate the return of the relevant strategy or any other strategy.

•	ADJUSTMENTS TO THE UNDERLYING, ITS COMPONENT INDICES OR TO THE STOCKS OR U.S. TREASURY NOTE FUTURES CONTRACTS INCLUDED IN THE COMPONENT INDICES COULD ADVERSELY AFFECT THE SECURITIES — For example, the Index Sponsor can make methodological changes to the Underlying that could change the level of the Underlying at any time. Any action by the Index Sponsor could adversely affect the amount payable at maturity or repurchase and/or the market value of the securities.

•	THE UNDERLYING WILL BE CALCULATED PURSUANT TO A SET OF FIXED RULES AND WILL NOT BE ACTIVELY MANAGED. IF THE UNDERLYING PERFORMS POORLY, THE INDEX SPONSOR WILL NOT CHANGE THE RULES IN AN ATTEMPT TO IMPROVE PERFORMANCE — Unlike a mutual fund, which could be actively managed by the fund manager in an attempt to maximize returns in changing market conditions, the index rules will remain unchanged, even if those rules might prove to be ill-suited to future market conditions.

There Are Risks Related to the Credit Suisse RavenPack AIS Index and the Fixed Income Indices

Because the Underlying’s portfolio may consist of the Credit Suisse RavenPack AIS Index and the Fixed Income Indices, or both, the securities are subject to the following risks related to the Component Indices:

•	THE UNDERLYING IS EXPOSED TO RISKS RELATED TO THE COMPONENT INDICES — The Underlying’s performance will be directly affected by the performance of the component indices and the risks related to the component indices.

•	THE UNDERLYING’S ALLOCATION METHODOLOGY MAY NOT BE SUCCESSFUL IF THE CREDIT SUISSE RAVENPACK AIS INDEX AND THE FIXED INCOME INDICES DECLINE AT THE SAME TIME — If the Credit Suisse RavenPack AIS Index and the Fixed Income Indices tend to decline at the same time—in other words, if they prove to be positively correlated—the Underlying’s allocation methodology will not be successful, and the Underlying may experience significant declines.

•	THE UNDERLYING MAY HAVE SIGNIFICANT EXPOSURE TO THE FIXED INCOME INDICES, WHICH HAVE LIMITED RETURN POTENTIAL AND SIGNIFICANT DOWNSIDE POTENTIAL, PARTICULARLY IN TIMES OF RISING INTEREST RATES — The Fixed Income Indices offer only limited return potential, which in turn limits the return potential of the Underlying.

•	THE CREDIT SUISSE RAVENPACK AIS INDEX IS CALLED “ARTIFICIAL INTELLIGENCE” ONLY IN THE LIMITED SENSE THAT IT IS BASED ON A STATIC ALGORITHM — The algorithm on which the Credit Suisse RavenPack AIS Index is based (the “RPNA Algorithm”) does not learn from news items it processes or adapt to its environment and, as a static algorithm, will continue to use the same mathematical rules to process news items, even as news develops over time.

•	RAVENPACK EXERCISED DISCRETION IN DEVELOPING THE RPNA ALGORITHM — The way the RPNA Algorithm processes news items reflects decisions RavenPack made about the RPNA Algorithm’s construction.

•	NEWS ITEMS USED TO CALCULATE THE UNDERLYING MAY BE INCOMPLETE, BIASED OR INACCURATE — Any news items used to calculate the Underlying and related sector weightings may contain misstatements, inaccuracies or omissions, which may be material to the performance of the relevant component stock issuer.

•	THE SCORING AND CLASSIFICATION OF NEWS ITEMS MAY BE MATERIALLY INACCURATE — The scoring and classification of news items about individual companies (or their affiliates) by the RPNA Algorithm may not accurately reflect the impact such news items have on the performance of an S&P Sector TR Index as a whole, which may adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

•	THE CREDIT SUISSE RAVENPACK AIS INDEX IS CALCULATED BASED ON THIRD-PARTY DATA, WHICH MAY BECOME UNAVAILABLE — The RPNA Algorithm is owned and operated by RavenPack, which is not affiliated with Credit Suisse.

•	YOU WILL NOT BENEFIT FROM ANY UPDATES TO THE RPNA ALGORITHM — Any improvements or refinements to the RPNA Algorithm that are published after Version 4.0 will not be reflected in the Underlying.

•	USE OF RAVENPACK DATA BY THIRD PARTIES MAY ADVERSELY AFFECT THE PERFORMANCE OF THE CREDIT SUISSE RAVENPACK AIS INDEX — RavenPack sells rights to use RPNA Algorithm data to third parties, and Credit Suisse has no control over the actions of any such third parties.

•	BECAUSE OF ARBITRARY METHODOLOGICAL RULES, THE CREDIT SUISSE RAVENPACK AIS INDEX EXCLUDES NEWS ITEMS THAT MAY BE SIGNIFICANT TO THE PERFORMANCE OF COMPANIES IN THE S&P SECTOR TR INDICES — Due to arbitrary methodological rules, the news items considered by the Credit Suisse RavenPack AIS Index may not include all news items that are relevant to the performance of companies in the S&P Sector TR Indices.

•	YOU WILL NOT HAVE ANY RIGHTS IN ANY STOCKS OR U.S. TREASURY NOTE FUTURES CONTRACTS INCLUDED IN THE COMPONENT INDICES — The securities will be paid in cash, and you will have no right to receive any payment or delivery in respect of any stocks or U.S. Treasury note futures contracts.

•	YOU WILL HAVE NO RIGHTS AGAINST THE ENTITIES WITH DISCRETION OVER THE UNDERLYING OR THE STOCKS OR U.S. TREASURY NOTE FUTURES CONTRACTS INCLUDED IN THE COMPONENT INDICES — As an owner of the securities, you will have no rights against the Index Sponsor or the Index Calculation Agent even though the amount you receive at maturity or upon repurchase of your securities by Credit Suisse will depend on the level of the Underlying.

•	OWNING THE SECURITIES IS NOT THE SAME AS DIRECTLY OWNING THE STOCKS OR U.S. TREASURY NOTE FUTURES CONTRACTS INCLUDED IN THE COMPONENT INDICES — For example, as an investor in the securities, you will not have rights to receive dividends or other distributions or any other rights, including voting rights, with respect to any stocks included in any index.

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN STOCKS OR FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Stock markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. These circumstances could affect the level of the indices and the value of the securities.

For more information on the Underlying and the risks associated with an investment in securities linked to the Underlying, see “The Underlying” herein, the accompanying underlying performance supplement and “The Credit Suisse RavenPack AIS Balanced 5% ER Index” in the accompanying underlying supplement.

There Are Risks Related to the Securities

In addition to the risks related to the Underlying, the securities are subject to the following risks:

•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the Underlying. Even if the Redemption Amount is greater than the principal amount of your securities, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE PROBABILITY THAT THE SECURITY PERFORMANCE FACTOR WILL BE ZERO WILL DEPEND ON THE VOLATILITY OF THE UNDERLYING — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level could be less than the Initial Level, and that you would receive only the principal amount of $1,000 for each $1,000 principal amount of securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying could fall sharply and you could receive only the principal amount of $1,000 for each $1,000 principal amount of securities.

•	IF THE SECURITIES ARE AUTOMATICALLY REDEEMED, YOUR RETURN ON THE SECURITIES IS LIMITED TO THE APPLICABLE AUTOMATIC REDEMPTION PREMIUM — If the securities are automatically redeemed, your return on the securities is limited to the Automatic Redemption Premium corresponding to the relevant Automatic Redemption Date, regardless of the performance of the Underlying. The level of the Underlying may increase by significantly more than the percentage represented by the Automatic Redemption Premium corresponding to the relevant Automatic Redemption Date from the Trade Date to the applicable Trigger Observation Date, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Underlying. Furthermore, if the securities are automatically redeemed on an earlier Automatic Redemption Date, you will receive a lower Automatic Redemption Premium than if the securities were automatically redeemed on a later Automatic Redemption Date.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide the same return as the securities.

•	IF THE SECURITIES ARE NOT AUTOMATICALLY REDEEMED, YOUR RETURN ON THE SECURITIES WILL BE BASED SOLELY ON THE SECURITY PERFORMANCE FACTOR — If the securities are not automatically redeemed, your return on the securities will be based solely on the Security Performance Factor and will not include any Automatic Redemption Premium. Even if the Final Level is equal to or greater than any Trigger Level, your return on the securities will reflect a return based on the unleveraged upside performance of the Underlying.

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlying and the component indices. We or our affiliates may also trade instruments related to the Underlying and/or the component indices from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In addition, an affiliate of ours, Credit Suisse International, is the Index Calculation Agent and the Index Sponsor for the Underlying. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Because our affiliates are initially acting as the Index Calculation Agent and as the Index Sponsor, potential conflicts of interest may exist between our affiliates and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you at maturity or the composition or methodology of the Underlying.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the securities at issuance and the value of the securities prior to and at maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the securities;

o	market prices of the U.S. Treasury notes on which the futures contracts included in the component indices are based;

o	the dividend rate on the equity securities included in the component indices;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the equity securities or U.S. Treasury note futures contracts included in the component indices or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in the applicable product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the applicable product supplement.

The Underlying

We have derived all disclosure contained in this Pricing Supplement, the underlying performance supplement and the underlying supplement regarding the Underlying, including, without limitation, its make-up, method of calculation and changes to its components, from information prepared by CSI, information provided by RavenPack and from publicly available information. We are not affiliated with and have no ability to control or predict the actions of RavenPack. The scores produced by the RPNA Algorithm that are used in calculating the Credit Suisse RavenPack AIS Index, as well as the methodology for analyzing news items and producing such data, are proprietary to RavenPack and confidential. Neither we nor any of our affiliates assumes any responsibility for the accuracy or adequacy of any information from RavenPack or contained in any public disclosure of information.

Overview

The Underlying is designed to provide exposure to a hypothetical “balanced” portfolio (consisting of the Credit Suisse RavenPack AIS Index and a momentum strategy-driven allocation of the Fixed Income Indices), while targeting a realized daily volatility of 5%. By “balanced” we mean the Underlying’s hypothetical portfolio may, under certain circumstances, include both:

•	equity exposure, in the form of large-cap U.S. equities included in an excess return version of the Credit Suisse RavenPack Artificial Intelligence Sentiment Index (the “Credit Suisse RavenPack AIS Index”); and

•	fixed income exposure, in the form of U.S. Treasury note futures contracts tracked by the Credit Suisse 10-Year U.S. Treasury Note Futures Index and the Credit Suisse 2-Year U.S. Treasury Note Futures Index (together, the “Fixed Income Indices”).

“Balanced” does not imply any risk adjusted diversified asset class allocation or actual balance among asset classes. See “Selected Risk Considerations—There are risks related to the Underlying” herein and “Selected Risk Considerations—Selected Risk Factors Related to the Credit Suisse RavenPack AIS Balanced Index—The Credit Suisse RavenPack AIS Balanced Index Does Not Attempt to Achieve a Broad or “Balanced” Asset Class Diversification” in the accompanying underlying supplement.

The Credit Suisse RavenPack AIS Index is composed of at least four of the eleven industry-specific sub-indices of the S&P 500® Index (each such index, an “S&P Sector TR Index” and, together, the “S&P Sector TR Indices”). The Credit Suisse RavenPack AIS Index selects these sub-indices for inclusion based on a quarterly measurement of the “sentiment” relating to earnings and revenues toward each of the eleven sub-indices. “Sentiment” is measured by an algorithm developed by RavenPack that is designed to assign scores to news items. While the algorithm assigns many different types of scores to news items, the Credit Suisse RavenPack AIS Index uses three of these scores that are on a scale from zero to 100 that are meant to reflect the “relevance,” “novelty” and “sentiment” of the news items in relation to the companies discussed in such news item. Using these scores, the Credit Suisse RavenPack AIS Index selects the most relevant and most novel news items with significant positive or negative “sentiment” in relation to earnings or revenues of the companies in a particular sector and calculates the “sentiment” for such sector based on the “sentiment” scores given to the selected news items. Because the algorithm does not aim to comprehend news items, it cannot necessarily predict human or the market classification or sentiment of a particular news item. For example, the algorithm might not process enthusiasm, nuance, sarcasm, satire or other types of writing that a human could understand. The algorithm also does not learn from news items it processes or adapt to its environment and, as a static algorithm, will continue to use the same mathematical rules to process news items, even as news develops over time. The algorithm is called “artificial intelligence” only in the limited sense that it applies static algorithmic rules to language to produce a mathematical result that might indicate relevance, novelty or a given sentiment about a company. See “Selected Risk Considerations—Selected Risk Factors Related to the Credit Suisse RavenPack AIS Index—The Credit Suisse RavenPack AIS Index Is Called “Artificial Intelligence” Only in the Limited Sense that It Is Based on a Static Algorithm” in the accompanying underlying supplement. The Credit Suisse RavenPack AIS Index is described in greater detail in the accompanying underlying performance supplement and in “The Credit Suisse RavenPack Artificial Intelligence Sentiment Index” in the accompanying underlying supplement.

Depending on market conditions, the Underlying may allocate exposure to one or both Fixed Income Indices that track the performance of notional long investments in two- and ten-year U.S. Treasury note futures contracts. U.S. Treasury notes are U.S. government debt securities issued by the U.S. Treasury. These indices are described in greater detail in “The Fixed Income Indices” in the accompanying underlying supplement.

The Index Calculation Agent deducts an index fee in the calculation of the Underlying. The index fee is deducted from the daily performance of the Underlying at a rate of 0.50% per annum. The annualized index fee reduces the level of the Underlying.

For additional information on the Underlying, see the accompanying underlying performance supplement and “The Credit Suisse RavenPack AIS Balanced 5% ER Index” in the accompanying underlying supplement.

Back-Tested and Actual Historical Information

The following graph sets forth the performance of the Underlying based on the back-tested closing levels of the Underlying from January 2, 2014 through October 6, 2017 and on the actual historical closing levels from October 6, 2017 through July 24, 2019. The vertical line on the graph indicates the inception date of the Underlying. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

Limitations of Back-Tested Performance Information

The Underlying was launched on October 6, 2017, and, therefore, performance information in the following graph prior to such date has been back-tested. It is important to understand that back-tested performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

•	The Index Sponsor developed the rules of the Underlying with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Underlying’s rules would have caused the Underlying to perform had it existed during the back-tested period. The fact that the Underlying generally appreciated over a given back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Underlying’s methodology.

•	The back-tested performance of the Underlying might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the back-tested performance information are not necessarily representative of the market conditions that will exist in the future.

•	Because the component indices were not published during the entire period for which the Index Sponsor has prepared back-tested performance information, the back-tested closing levels have been calculated by the Index Sponsor based in part on back-tested levels of the component indices that were prepared by the Index Sponsor.

It is impossible to predict whether the Underlying will rise or fall. The actual future performance of the Underlying may bear no relation to the historical or back-tested levels of the Underlying.

For additional information on the Underlying, see the accompanying underlying performance supplement and “The Credit Suisse RavenPack AIS Balanced 5% ER Index” in the accompanying underlying supplement.

The closing level of the Underlying on July 24, 2019 was 222.3537.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.” The discussions below and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code.

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “Material United States Federal Income Tax Considerations—U.S. Holders—Contingent Payment Debt Instruments,” and the remaining discussion assumes that this treatment of the securities is respected.

If you are a U.S. Holder, you will be required to recognize interest income during the term of the securities at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities. We are required to construct a “projected payment schedule” in respect of the securities representing a payment the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield. Assuming you hold the securities until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the securities mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the securities at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the securities prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the securities. Your adjusted tax basis will equal your purchase price for the securities, increased by interest previously included in income on the securities. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the security and as capital loss thereafter.

We have determined that the comparable yield for a security is a rate of 2.67%, compounded semi-annually, and that the projected payment schedule with respect to a security is as follows:

Payment Dates	Projected payment (per $1,000)	OID deemed to accrue during accrual period (per $1,000)	Total OID deemed to have accrued from original issue date as of end of accrual period
January 29, 2020	$0.00	$13.36	$13.36
July 29, 2020	$0.00	$13.54	$26.90
January 29, 2021	$0.00	$13.72	$40.62
July 29, 2021	$0.00	$13.90	$54.52
January 29, 2022	$0.00	$14.09	$68.61
July 29, 2022	$0.00	$14.28	$82.89
January 29, 2023	$0.00	$14.47	$97.35
July 29, 2023	$0.00	$14.66	$112.01
January 29, 2024	$0.00	$14.86	$126.87
July 29, 2024	$0.00	$15.05	$141.92
January 29, 2025	$0.00	$15.26	$157.18
July 29, 2025	$0.00	$15.46	$172.64
January 29, 2026	$0.00	$15.67	$188.31
July 29, 2026	$1,204.18	$15.88	$204.18

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

A change in the methodology by which the underlying index is calculated, a change in the components of the underlying index (including the weighting of such components) or other similar circumstances resulting in a material change to the underlying index could result in a significant modification of the securities. We believe that a rebalancing of the underlying index generally should not be treated as a significant modification. If, however, a significant modification of the securities did occur, it would generally result in the securities being treated as terminated and reissued for U.S. federal income tax purposes. As a result, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities, and the tax consequences of owning the securities thereafter could be affected. You should consult your tax advisor regarding the treatment of the securities in such an event.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “Material United States Federal Income Tax Considerations —Non-U.S. Holders Generally” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the securities.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an Internal Revenue Service (the “IRS”) notice, exclude from their scope financial instruments issued prior to January 1, 2021 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

FATCA.  You should review the section entitled "Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities" in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU and Incapital LLC (each, an “Agent” and, collectively, the “Agents”) and the Agents have agreed to buy, severally and not jointly, the respective principal amounts of the securities set forth below opposite their names.

Agent	Principal Amount of Securities
Credit Suisse Securities (USA) LLC	$25,000
Incapital LLC	$22,000

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive varying discounts and commissions of up to $45 per $1,000 principal amount of securities, for total discounts and commissions of $1,865. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. The Agents will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated July 19, 2019 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on July 19, 2019. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 19, 2019, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on July 19, 2019. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse